Exhibit 10.43
DEFERRED COMPENSATION PLAN FOR
DIRECTORS OF
REYNOLDS AMERICAN INC.
(Amended and Restated Effective November 30, 2007)
ARTICLE I
     1.1 NAME AND PURPOSE. The name of this plan is the “Deferred Compensation Plan for Directors of Reynolds American Inc.” (the “Plan”). The Plan is an amendment, restatement and continuation of the Deferred Compensation Plan for Directors of R.J. Reynolds Tobacco Holdings, Inc. The purpose of this Plan is to provide non-employee Directors of the Company with increased flexibility in timing the receipt of board service fees and to assist the Company in attracting and retaining qualified individuals to serve as Directors.
     1.2 DEFINITIONS. Whenever used in the Plan, the following terms shall have the meaning set forth below:
(a)	“Closing Price” means the final closing price of a share of the Company’s Common Stock (as reported on the New York Stock Exchange consolidated tape).

(b)	“Code” means the Internal Revenue Code of 1986, as amended.

(c)	“Common Stock” means the Common Stock, par value $0.0001 per share, of the Company.

(d)	“Company” means Reynolds American Inc., a North Carolina corporation.

(e)	“Compensation” means all cash remuneration paid to a Director for service as a Director other than reimbursement for expenses and shall include, but not be limited to, Board of Directors retainer fees, Board of Directors committee chairmanship and/or committee attendance fees, and any fees for attendance at Board of Directors meetings.

(f)	“Director” means any individual serving on the Board of Directors of the Company who is not an employee of the Company or any of its subsidiaries.

(g)	“Participant” means a Director who has filed an election to participate under Section 3.1 with regard to any Plan Year.

(h)	“Plan Administrator” means the Corporate Governance, Nominating and Leadership Development Committee of the Board of Directors of the Company.

(i)	“Plan Year” means the calendar year except the first Plan Year is the period July 30, 2004 through December 31, 2004.
ARTICLE II
     2.1 PARTICIPATION IN THE PLAN. Any individual who is a Director as defined in Section 1.2(f) may participate in the Plan.
ARTICLE III
     3.1 ELECTION TO PARTICIPATE. Each Director may elect annually to have payment of all or any increment of twenty-five percent (25%) of his or her Compensation for that Plan Year deferred. An election to defer may provide that the Compensation deferred will be paid on (or commencing on) January 2 of a specified year in the future or on (or commencing on) January 2 following the end of the Plan Year during which the Participant ceased to be a Director.
     No election to defer under this Plan may be made after December 31 of the year preceding the Plan Year during which Compensation would otherwise be paid or, if later, within thirty (30) days after the date a Director becomes a Director. An election to defer any Compensation shall be in writing and shall be delivered to the Plan Administrator. Except for the Plan Year during which a Director becomes a Director, and then only with respect to Compensation earned after an election in such Plan Year, an election to defer shall be effective only for the Plan Year immediately following the date on which it was filed. In the absence of a written election to defer filed by a Director with the Plan Administrator, any Compensation will be paid directly to the Director.
     For all Compensation deferred under this Plan after December 31, 2004, the election to defer shall specify whether payment shall be made in a lump sum or in any number of annual installments not exceeding ten (10).
     3.2 MODE OF DEFERRAL. Payment of a Participant’s Compensation may be deferred in twenty-five percent (25%) increments by means of a cash credit, a stock credit or a combination of the two as the Participant shall elect in writing at the same time as the election provided for in Section 3.1. If a Participant fails to make an election as to mode of deferral, he or she shall be deemed to have elected deferral by means of a cash credit. Cash credits and stock credits shall be recorded in accounts established in Participants’ names on the books of the Company.
(a)	CASH CREDITS. If the deferral is wholly or partly by means of a cash credit, the Participant’s cash credit account shall be credited, as of the last day of the calendar quarter, with the dollar amount of Compensation deferred during the quarter. As of the last day of each calendar quarter, the Participant’s cash credit account shall also be credited with interest equivalent in an amount determined by applying to the balance in the account as of the first day of the quarter (less any distributions during the quarter) an interest rate for such quarter which, when annualized, shall be the prime rate of JPMorgan Chase & Co. as of the first business day of the quarter. Interest shall be calculated on the actual number of days in the quarter based upon a 360-day year.

(b)	STOCK CREDITS. If the deferral is wholly or partly by means of a stock credit, the Participant’s stock credit account shall be credited, as of the last day of the calendar quarter, with a Common Stock equivalent equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased at the average of the Closing Price on each business day during the last month of the calendar quarter with the amount of the Compensation deferred during the quarter. As of the date any dividend is paid to shareholders of Common Stock, the Participant’s stock credit account shall also be credited with an additional Common Stock equivalent equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased at the Closing Price on such date with the dividend paid on the number of shares of Common Stock to which the Participant’s stock credit account is equivalent on the record date for such dividend. In case of dividends paid in property, the dividend shall be deemed to be the fair market value of the property at the time of distribution of the dividend, as determined by the Plan Administrator.

(c)	A Participant may elect in writing that all or any designated portion of his stock credit account or his cash credit account be changed to, and such Participant shall instead be credited with, the other type of account as of the first day of the month following the month in which the election is received by the Plan Administrator. For this purpose, the value of a participant’s stock credit account will be determined using the average of the Closing Price on each business day during the month preceding the effective date of the election. Notwithstanding the foregoing, any election to transfer between accounts may be made no more frequently than once in any six (6) month period and no such election may be made unless the transfer would be an exempt transaction for purposes of Section 16(b) of the Securities Exchange Act of 1934.
     3.3 DISTRIBUTION OF CREDITS.
(a)	For all Compensation deferred under this Plan prior to December 31, 2004, the distribution of a Participant’s stock credit account or cash credit account will be made as follows:
(i) Elections made pursuant to Section 3.1 shall be irrevocable by the Director.
(ii) Unless as otherwise elected in Section 3.3(a)(iii), payment of a Participant’s deferred stock units shall be made in one (1) lump sum as soon as practicable in the year in which the Participant had elected to receive payment.
(iii) At the election of the Participant made in writing and delivered to the Plan Administrator at any time on or before December 1 of the year prior to the year in which the Participant had elected to receive payment, distribution of all of his or her account shall be made in any number of annual installments not exceeding ten (10). Any such election, unless made irrevocable by its terms, may be changed by written notice to the Plan Administrator at any time prior to December 1 of the Plan Year prior to the year in which the Participant had elected to receive payment.
(b)	For all Compensation deferred under this Plan after December 31, 2004, the distribution of a Participant’s stock credit account or cash credit account will be made as follows:
(i) According to the election made by each Participant pursuant to Section 3.1, payment of a Participant’s stock credit account or cash credit account will be made either in a lump sum or in any number of annual installments not exceeding ten (10), both on (or commencing on) January 2 of the year or years specified or on (or commencing on) January 2 following the termination of his or her service as a Director. Notwithstanding the foregoing provisions of this Section 3.3(b)(i), in the event that a Participant is a “specified employee,” determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code, at the time of his or her termination of service, as provided in Section 3.3(b)(iii), the payments to be paid following the termination of service as a Director shall be paid no earlier than the first day of the seventh month following the date such termination of service as a Director occurs (or if earlier, on the date of death).
(ii) Elections made pursuant to Sections 3.1 and 3.3(b)(i) are not irrevocable; provided, however, any subsequent election that changes the timing or form of a Participant’s previous distribution election shall comply with Section 409A of the Code, including requirements that such election (A) may not be effective until twelve (12) months after the date the election is made, (B) any subsequent elections relating to payments scheduled for a particular date or dates must be made at least twelve (12) months prior to the date of the first scheduled payment, and (C) all subsequent elections for distributions, other than those triggered by disability, death or an unforeseeable emergency, must delay distribution by at least five (5) years from the original distribution date.
(iii) For purposes of this Section 3.3(b), termination of service as a Director shall be the later of (A) the end of the Director’s service as a member of the Board of Directors of the Company and (B) the Director’s separation from service with the Company within the meaning of Section 409A of the Code.
(c)	Distribution of a Participant’s cash credit and stock credit accounts shall be made in cash. For this purpose, the value of a Participant’s stock credit account shall be determined by multiplying the number of shares of Common Stock attributable to the payment by the average of the Closing Price on each business day in the month of December immediately prior to the Plan Year in which the payment is to be paid.

     3.4 ADJUSTMENT. If the number of outstanding shares of Common Stock is increased or decreased as a result of any stock dividend, subdivision or reclassification of shares, the number of shares of Common Stock to which each Participant’s stock credit account is equivalent shall be increased or decreased in proportion to the increase or decrease in the number of outstanding shares of Common Stock and the Closing Price on which payments hereunder is based will be proportionately decreased or increased. In the event the Company shall at any time be consolidated with or merged into any other corporation and holders of the Company’s Common Stock receive common shares of the resulting or surviving corporation, there shall be credited to each Participant’s stock credit account, in place of the shares then credited thereto, a stock equivalent determined by multiplying the number of common shares of stock given in exchange for a share of Common Stock upon such consolidation or merger, by the number of shares of Common Stock to which the Participant’s account is then equivalent. If in such a consolidation or merger, holders of the Company’s Common Stock shall receive any consideration other than common shares of the resulting or surviving corporation, the Plan Administrator, in its sole discretion, shall determine the appropriate change in Participants’ accounts.
     3.5 INSTALLMENT AMOUNT. In the event a Participant has elected to receive distribution of his or her accounts in more than one installment, the amount of each installment shall be determined either (a) by multiplying the current balance (denominated in cash units for the portion elected to be deferred as cash credits and denominated in stock units for the portion elected to be deferred in stock credits) in the accounts as determined under Section 3.2, by a fraction, the numerator of which is one, and the denominator of which is the number of installments yet to be paid or (b) by any other method acceptable to the Plan Administrator.
     3.6 DISTRIBUTION UPON DEATH. In the event of the death of a Participant, whether before or after ceasing to serve as a Director, any cash credit account and stock credit account to which he or she was entitled, shall be converted to cash and distributed in one (1) lump-sum to such person or persons or the survivors thereof, including corporations, unincorporated associations or trusts, as the Participant may have designated. All such designations shall be made in writing signed by the Participant and delivered to the Plan Administrator. A Participant may from time to time revoke or change any such designation by written notice to the Plan Administrator. If there is no unrevoked designation on file with the Plan Administrator at the time of the Participant’s death, or if the person or persons designated therein shall have all predeceased the Participant or otherwise ceased to exist, such distributions shall be made in accordance with the Participant’s will or in the absence of a will, to the administrator of the Participant’s estate. Any distribution under this Section 3.6 shall be made as soon as practicable following the end of the fiscal quarter in which the Plan Administrator is notified of the Participant’s death. In this case, a Participant’s stock credit account shall be converted to cash by multiplying the number of whole and fractional shares of Common Stock to which the Participant’s stock credit account is equivalent by the average of the Closing Price of Common Stock on each business day during the last month of the calendar quarter prior to the date of death.
     3.7 WITHHOLDING TAXES. The Company shall deduct from all distributions under the Plan any taxes required to be withheld by federal, state, or local governments.

ARTICLE IV
     4.1 PLAN ADMINISTRATOR. The Plan Administrator shall have full power and authority to administer the Plan including the power to promulgate forms to be used with regard to the Plan, the power to promulgate rules of Plan administration, the power to settle any disputes as to rights or benefits arising from the Plan, and the power to make such decisions or take such action as the Plan Administrator, in its sole discretion, deems necessary or advisable to aid in the proper maintenance of the Plan.
ARTICLE V
     5.1 FUNDING. No promise hereunder shall be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of such promises. Cash credit and stock credit accounts are not funded and are paid from the general assets of the Company from which the Participant terminated service as a Director. Nothing herein shall be construed to require the Company to maintain any fund or segregate any amount for the benefit of any Participant and no Participant or other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of the Company.
ARTICLE VI
     6.1 NON-ALIENATION OF BENEFITS. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.
ARTICLE VII
     7.1 DELEGATION OF ADMINISTRATIVE DUTIES. Administrative duties imposed by this Plan may be delegated by the Plan Administrator or the individual charged with such duties.
     7.2 GOVERNING LAW. All questions arising in respect of the Plan, including those pertaining to its validity, interpretation and administration, shall be governed, controlled and determined in accordance with the applicable provisions of federal law and, to the extent not preempted by federal law, the laws of the State of North Carolina.
     7.3 AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN. The Plan Administrator at any time may terminate and in any respect, amend or modify the Plan.
     7.4 COMPLIANCE WITH SECTION 409A OF THE CODE. The Plan is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Each payment pursuant to this Plan shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.